Exhibit 99.1

1901 Ulmerton Road, Suite 300 Clearwater, Florida 33762-2317 (727) 299-1200 www.ablest.com

FOR IMMEDIATE RELEASE Thursday, November 3, 2005	SYMBOL: AIH TRADED: AMEX
ABLEST ANNOUNCES THIRD QUARTER RESULTS
     CLEARWATER, Fla., Nov. 3 — Ablest Inc. (Amex: AIH) today announced that revenue for the fiscal third quarter ended September 25, 2005, increased 16.6 percent to $34.9 million from revenue of $29.9 million in the fiscal third quarter of 2004. Net income was $367,000 or $0.13 per diluted share, compared to net income of $588,000 or $0.20 per diluted share for the similar period last year, reflecting a $290,000 pretax charge related to a settlement agreement with the company’s former chief financial officer.
     Revenues for the first nine months of fiscal 2005 increased 19.3 percent to $98.5 million from $82.5 million in the corresponding period of the prior fiscal year. For the nine months ended September 25, 2005, the company reported net income of $1.2 million or $0.41 per diluted share compared to net income of $377,000 equal to $0.13 per diluted share for the first nine months of fiscal 2004.
     Kurt R. Moore, president and chief executive officer, said, “Ablest branches opened in 2004 and 2005 contributed over half of the $16 million year-to-date increase in revenue. Our associates’ hard work and commitment to the Ablest business model are creating results which allow us to move forward with our expansion plans.”
     Ablest Inc. provides its clients with staffing solutions, managed services and vendor-on-premise (VOP) programs. Staffing solutions include clerical, industrial and information technology personnel provided through Ablest Staffing Services and Ablest Technology Services. Ablest supplies more than 30,000 field employees and consultants to more than 3,500 businesses annually through 55 locations in the Eastern and Southwestern United States.
     Statements made in this news release, other than those concerning historical information, should be considered forward-looking and subject to certain risks and uncertainties, which could cause actual results to differ materially from those projected. Readers should carefully review and consider disclosures, including periodic reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission, which attempt to advise interested parties of the factors which affect the Company’s business.
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Exhibit 99.1
PAGE 2 / ABLEST ANNOUNCES THIRD QUARTER RESULTS
ABLEST INC.
Condensed Statements of Income
(Amounts in thousands except share and per share amounts)
(Unaudited)

	For the Thirteen Week		For the Thirty-nine Week
	Periods Ended		Periods Ended
	Sept 25, 2005	Sept. 26, 2004	Sept. 25, 2005	Sept. 26, 2004
Net service revenues	$34,873	$29,912	$98,459	$82,509
Cost of Services	29,107	24,838	81,974	69,182

Gross Profit	5,766	5,074	16,485	13,327

Selling, general and administrative expenses	5,177	4,127	14,541	12,722

Operating income	589	947	1,944	605

Other:
Interest income, net	—	—	—	2
Miscellaneous, net	1	—	(2)	1

Other income (loss)	1	—	(2)	3

Income before income taxes	590	947	1,942	608

Income tax expense	223	359	737	231

Net income	$367	$588	$1,205	$377

Basic net income per common share	$0.13	$0.21	$0.42	$0.13

Diluted net income per common share	$0.13	$0.20	$0.41	$0.13

Weighted average number of common shares used in computing net income per common share
Basic	2,863,168	2,840,350	2,860,418	2,838,915

Diluted	2,930,644	2,926,233	2,922,079	2,917,838

MORE...

Exhibit 99.1
PAGE 3 / ABLEST ANNOUNCES THIRD QUARTER RESULTS
ABLEST INC.
Condensed Balance Sheets
(Amounts in thousands except share and per share amounts)

	September 25, 2005	December 26, 2004
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash	$3,305	$1,357
Accounts receivable, net	16,993	16,783
Prepaid expenses and other current assets	448	160
Current deferred tax asset	1,369	1,369
Total current assets	22,115	19,669

Property, plant and equipment, net	583	543
Deferred tax asset	2,506	3,208
Goodwill	1,283	1,283

Other assets	45	40

Total assets	$26,532	$24,743

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$639	$378
Accrued insurance	1,924	3,069
Accrued wages	3,056	1,989
Other current liabilities	617	425

Total current liabilities	6,236	5,861

Other liabilities	209	117

Total liabilities	6,445	5,978

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock of $.05 par value; 500,000 shares authorized, none issued or outstanding at September 25, 2005 and December 26, 2004	—	—
Common stock of $.05 par value; 7,500,000 shares authorized, 3,350,097 and 3,334,344 shares issued and outstanding including shares held in treasury at September 25, 2005 and December 26, 2004, respectively	168	167
Additional paid-in capital	5,288	5,172
Retained earnings	16,741	15,536
Treasury stock at cost; 457,729 shares held at September 25, 2005 and December 26, 2004	(2,110)	(2,110)

Total stockholders’ equity	20,087	18,765

Total liabilities and stockholders’ equity	$26,532	$24,743

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SOURCE:	Ablest Inc.
CONTACT:	Kurt R. Moore, President and Chief Executive Officer,
727-299-1200 or kmoore@ablest.com/